EXHIBIT 99.1


H. F. AHMANSON & COMPANY          HOME SAVINGS OF AMERICA          NEWS
                                  SAVINGS OF AMERICA

4900 Rivergrade Road, Irwindale, California  91706 * (818) 814-7922


FOR IMMEDIATE RELEASE                           CONTACTS:
---------------------                              Media: Mary Trigg
                                                          (818) 814-7922
                                                Investor: Steve Swartz
                                                          (818) 814-7986


              AHMANSON WITHDRAWS MERGER PROPOSAL FOR GREAT WESTERN

        -- Will Continue Building on its Strengths as One of the Nation's
                   Leading Financial Services Institutions --

      IRWINDALE, CA, June 4, 1997 -- H. F. Ahmanson & Company (NYSE:AHM) today reported that it has withdrawn its offer to merge with Great Western Financial Corporation (NYSE:GWF) and will terminate all pending litigation and other actions related to its Great Western merger proposal.

      Ahmanson reached this decision following a ruling by the Delaware Chancery Court yesterday permitting Great Western to hold its special shareholders' meeting on June 13, 1997. This ruling coupled with market valuation of Ahmanson's proposal led Ahmanson to conclude that it was unlikely to prevail in its attempts to acquire Great Western without raising its bid. Reflecting its fundamental commitment to its shareholders, Ahmanson was unwilling to increase its offer.

      Chairman and Chief Executive Officer Charles R. Rinehart, stated, "We remain absolutely committed to shareholder value and will continue to exercise discipline in merger efforts as in all other endeavors. We still believe that Great Western was an attractive partner but not at the expense of returns to our shareholders.

      "We will aggressively pursue our strategy to grow as a full-service bank for consumers and small business, to further improve asset quality, to develop more operating efficiencies, and to fully capitalize on our strong market position. We will also continue our capital management and stock buyback programs.

      Rinehart added, "I would also like to personally acknowledge the outstanding work and support of the entire Ahmanson and Home Savings team of employees. They are the best. Their efforts to serve and attract customers and build our business enabled Ahmanson to be in a position to launch the Great Western proposal. Their further sacrifice through months of hiring restrictions to make room for Great Western employees reflects the best of our culture. I know that their continued outstanding performance will mean great things to come for our company."

      H. F. Ahmanson & Company, with more than $48 billion in assets, is the parent company of Home Savings of America, one of the nation's largest full-service consumer banks.

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